Exhibit 10.34
AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT, dated as of November 11, 2013 (the “Amendment”) by and between ACORN ENERGY, INC., a Delaware corporation (with its successors and assigns, referred to as the “Corporation”) and RICHARD S. RIMER, hereinafter referred to as “Rimer.”

Preliminary Statement

The Corporation and Rimer previously entered into a Consulting Agreement dated as of August 1, 2013 (the “Agreement”), and the Corporation and Rimer hereby desire to amend the Agreement as set forth herein.

Agreement

Rimer and the Corporation therefore agree as follows:

1.
Early Term End. Notwithstanding anything in the Agreement to the contrary, the parties agree that the Term shall end as of December 31, 2013 (the “Termination Date”). In connection with such termination, it is further agreed that Section 3(b), Other and Additional Compensation, is hereby deemed to be deleted from the Agreement in its entirety. On the Termination Date, the Corporation shall pay to Rimer the sum of $73,728 (in addition to any unpaid amount due under Section 2(a) through such date) and shall have no further obligation to make payments under the Agreement pursuant to Section 6, Termination, or otherwise, except only unreimbursed expenses incurred (a) in the performance of the Agreement or (b) in Rimer’s capacity as a director of the Corporation, in either case in accordance with the Corporation’s policies. The provision of the applicable option agreement and stock option plan shall control the forfeiture, vesting and exercisability of any options held by Rimer at the end of the Term.

2.	Reduction of Fees. Section 2(a), Compensation-Fixed Compensation, is hereby deleted and the following substituted in its place:

Effective and commencing November 1, 2013, the Corporation shall pay RIMER $24,576 each month during the remainder of the Term (i.e., through December 31, 2013).

3.
Mutual Covenants. Both the Corporation (on behalf of itself and its officers, agents, directors, supervisors, employees, representatives and affiliates) and Rimer agree not to disparage one another nor make or publish any type of communication (oral or written) of a defamatory or disparaging statement regarding the other, without the other’s consent except as required by law, including without limitation the rules of the Securities and Exchange Commission (“SEC”). The parties acknowledge that this Amendment will be filed with the SEC and such filing is expressly permitted. The parties hereto acknowledge that a violation of this Section 3 will cause irreparable loss and harm to the other party which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, such other party will be entitled, without posting bond or other security, to seek injunctive and other equitable relief to enforce the provisions of this section; but no action for any such relief shall be deemed to waive the right of the other party to an action for damages.

4.
Indemnification6.3.    Director and Officer Indemnification and Insurance.. The Corporation agrees that all rights to indemnification, advancement of expenses and exculpation by the Corporation now existing (including under the Indemnification Agreement, dated November 16, 2011, by and between the Corporation and Rimer), in favor Rimer shall survive the Termination Date and shall continue in full force and effect in accordance with their respective terms.

5.	Ratification. Rimer and the Corporation hereby ratify and confirm the terms of the Agreement as amended hereinabove.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/Richard S. Rimer
ACORN ENERGY, INC.

By:
/s/John A. Moore
Title: President & CEO